EXHIBIT 10.2

THIRD AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment is made as of this 29th day of May 2025 (the “Amendment”), by and between First Seacoast Bank, a federally chartered savings bank (the “Bank”), and Richard M. Donovan (the “Executive”).  Capitalized terms which are not defined herein shall have the meaning ascribed to them in the Agreement.  First Seacoast Bancorp, Inc. is a signatory to this Amendment solely as provided for in Section 12 of the Agreement (as hereinafter defined).
WITNESSETH
WHEREAS, the Bank and the Executive are parties to the Employment Agreement, dated as of March 1, 2019, by and between the Bank and the Executive (the “Agreement”), which was amended July 16, 2019, and again on January 26, 2023; and

WHEREAS, the Bank and the Executive wish to reflect the Executive’s appointment as President of the Bank.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intention to be legally bound hereby, the Bank and the Executive agree as follows:

1.
Effective as of May 29, 2025, Section 1 of the Employment Agreement, Position and Responsibilities, is deleted in its entirety and replaced with the following new Section 1, Position and Responsibilities:

“During the term of this Agreement, the Executive shall serve as President and Chief Financial Officer of the Bank.  As President and Chief Financial Officer of the Bank, the Executive shall be responsible for, in coordination with the Chief Executive Officer of the Bank, the overall management of the Bank, and shall be responsible for establishing the business objectives, policies and strategic plan of the Bank, in conjunction with the Board of Directors of the Bank (the “Board of Directors”).  The Executive also shall be responsible for providing leadership and direction to all departments or divisions of the Bank and shall be the primary contact between the Board of Directors and the staff of the Bank.  As President and Chief Financial Officer, the Executive shall report directly to the Chief Executive Officer.  The Executive also agrees to serve, if elected or appointed, as an officer and/or director of any affiliate of the Bank.”

2.	Effective as of May 29, 2025, Section 4(a)(ii)(A) of the Employment Agreement is deleted in its entirety and replaced with the following new Section 4(a)(ii)(A):

“(A) the failure to appoint the Executive to the position(s) set forth in Section 1 or a material change in the Executive’s function, duties, or responsibilities, which would cause the Executive’s position(s) to become of lesser responsibility, importance, or scope from the position(s) and responsibilities, importance or scope described in Section 1 (and any material change shall be deemed a continuing breach of this

Agreement by the Bank), unless the Executive has agreed to the change in writing.  Notwithstanding the foregoing, the Bank and the Executive acknowledge and agree that the Executive’s appointment as President of the Bank, in addition to Chief Financial Officer of the Bank, shall not constitute an event of “Good Reason” that would allow the Executive to resign in such a way as to constitute an Event of Termination.”

3.	All other provisions of the Employment Agreement shall remain in full force and in effect as presently written.

[signature page follows]

IN WITNESS WHEREOF, the Bank and the Company have caused this Amendment to be executed by their duly authorized representatives, and the Executive has signed this Amendment, on this 29th day of May 2025.
First Seacoast Bank

/s/ James Jalbert
By:	Chairperson of the Board

First Seacoast Bancorp, Inc.

/s/ James Jalbert
By:	Chairperson of the Board

Executive

/s/ Richard M. Donovan
Richard M. Donovan